As filed with the Securities and Exchange Commission on April 14, 2000

                                               Registration No. 33-06835

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

                  Registration Statement Under The Securities Act of 1933

                             HIDENET SECURE ARCHITECTURES, INC.
                        (formerly known as Savin Electronics, Inc.)
                   (Exact name of registrant as specified in its charter)

        New Jersey                                           22-3061278
--------------------------                               -----------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)


                          103 Medinat Hayehudim Street

                                  P.O. Box 837
                             Herzliya, Israel 46733
                             ----------------------
                    (Address of principal executive offices)

                          Common Stock Purchase Warrant

                            (Full title of the Plan)

                          The Corporation Trust Company

                              820 Bear Tavern Road

                            Trenton, New Jersey 08628
                            -------------------------
               (Name and address of agent for service of process)

                                 (609) 538-1818
                                 --------------
          (Telephone number, including area code, of agent for service)


                        Please send copies of all communications to:

                       Cohen Tauber Spievack & Wagner LLP

                           1350 Avenue of the Americas

                            New York, New York 10019

                             Attn: Lawrence Tauber, Esq.

                                 (212) 519-5195

                         CALCULATION OF REGISTRATION FEE

-------------------------- ------------- --------- ------------- ----------

                                         Proposed
                                         Maximum     Proposed    Amount
        Title of            Amount To    Offering    Maximum     of
    Securities To Be            Be       Price      Aggregate    Registration
       Registered           Registered   Per         Offering    Fee
                                         Share        Price


Common Stock, par value      500,000     $0.125    $ 62,500.00    $16.50
$.025 per share             shares (1)        (2)
-------------------------- ------------- --------- ------------- ----------

(1) Represents the number of shares of common stock of the Registrant issued to the holder of a Warrant upon exercise of such Warrant.

(2)  Based on the exercise price of the Warrant.

   This Registration Statement includes a form of prospectus to be used by a person who may be deemed to be an affiliate of Hidenet Secure Architectures, Inc. in connection with the resale of shares of its common stock received by such person pursuant to the exercise of the Common Stock Purchase Warrant.

PROSPECTUS

                      HIDENET SECURE ARCHITECTURES, INC.

                        500,000 Shares of Common Stock

   We have prepared this Prospectus so that one of our officers and directors may resale his shares of common stock acquired upon exercise of the Common Stock Purchase Warrant.

      Our Common Stock is not listed on a national securities exchange or on the Nasdaq Stock Market. There is limited trading of our Common Stock. To the extent that trading has taken place such transactions have been limited to the over-the-counter market by broker-dealer(s) making a market in the National Quotation Data Service ("pink sheets") and/or in the Electronic Over-the-Counter Bulletin Board (the latter under the symbol "SVPS").

      OUR COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 BEFORE PURCHASING OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      We have filed a Registration Statement on Form S-8, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), to register the shares issued under the Common Stock Purchase Warrant. This Prospectus is a part of that Registration Statement. This Prospectus does not contain all of the information you can find in the Registration Statement and the exhibits and schedules to the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. We distribute to our shareholders annual reports containing audited financial statements.

      The date of this Prospectus is April 14, 2000.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

                                 RISK FACTORS

      Investing in the Company's Common Stock is very risky. You should carefully consider the following factors and other information in this
Prospectus before deciding to buy our Common Stock. If you are not in a financial position to bear a complete loss of your investment, you should not purchase any of the shares. Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements.
These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. They discuss future expectations, estimate the happening of future events, anticipate our future financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors provided in this prospectus and other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

      We have never had any revenues since our inception and we have no current operations.

      We currently intend to develop and market products in the field of network data security through our wholly-owned subsidiary Hidenet Secure Architecture, Ltd., an Israeli corporation. We are still in the development stage of a marketable product. Said subsidiary is working on a compact, comprehensive and easy-to-use security software for personal and corporate markets. Even if the products are brought to market, there is no likelihood that the sale of the products will be sufficient to cover our operations. We estimate that sale of our products will begin in the middle of 2000, but there is no assurance that the products will be ready for market at that time or that we will be able to secure customers.

      Competition in the network data security business is intense. Some of the companies in the network data security business have significantly greater financial, product development, manufacturing and marketing resources than ours and may be able to devote greater resources to the development, promotion and sale of their products. They may also develop network data security systems and technologies that are superior to or have greater market acceptance than ours and they may also engage in more extensive research and development, undertake more extensive marketing campaigns, and adopt more aggressive pricing policies than we may be able to do. All of these factors would make it more difficult to market our products effectively and to become profitable.

      Our failure to obtain additional financing, to develop a product which is marketable, rapid technological changes in the environment, frequent new product introductions by others in the industry with greater resources, competition in the marketplace and evolving industry standards and customer preferences which are difficult to predict, the introduction of products embodying new technologies and the emergence of new industry standards could render the Company's product, if it is even developed, as well as any potential new products, obsolete and unmarketable. Such constant technological changes also make accurate market predictions difficult.

      If we are unable to attract, train and retain key management, technical, manufacturing, sales and support personnel, development and introduction of the products will be delayed and our personnel costs will increase.

      If we are unable to obtain and subsequently protect our patent rights, know-how and trade secrets, we may not succeed as a business. In developing our products, we will use patented technology. We will rely on patents to protect us against competitors using the same technology in their products. However, other companies could violate, challenge the validity of, or attempt to circumvent our patent rights. They could also assert patent infringement claims against us. Confidentiality agreements that we require our employees to sign may not deter them from disclosing our unpatented know-how and other trade secrets to our competitors or from using that intellectual property themselves to compete against us. In any of those cases, we could be required to spend significant financial and management resources to protect or defend our rights, and we might not have adequate resources to undertake a defense.

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in, or incorporated by reference in, this Prospectus. This Prospectus incorporates by reference the following documents that we have previously filed with the SEC. These documents contain important information about our company and its finances.

     1. The Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above.

     You may request a copy of these filings or all of the documents which we incorporate by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) at no cost by writing or calling us at Hidenet Secure Architectures, Inc., 103 Medinat Hayehudim Street, P.O. Box 837, Herzliya, Israel 46733. Telephone: 011-972-9-957-9795.

                                USE OF PROCEEDS

      We will not receive any of the proceeds from the common stock, but will receive the exercise price of approximately $62,500 upon the exercise of the Common Stock Purchase Warrant. We expect to use the proceeds for working capital and general corporate purposes.

                              SELLING STOCKHOLDER

      The  following  table sets forth (i) the name of the Selling  Stockholder,
(ii) the nature of any position, office, or other material relationship which the Selling Stockholder has had with the Company or any of its affiliates within the last three years, (iii) the number of shares of Common Stock owned by the Selling Stockholder prior to the offering, (iv) the number of shares of Common Stock offered for the Selling Stockholder's account, and (v) the number of shares of Common Stock and the percentage owned by the Selling Stockholder after completion of the offering.

  -----------------------------------------------------------------------------

                                                                                     Percentage
                                        Number of         Number        Number of         Owned
      Selling        Relationship      Shares Owned         of           Shares Owned     After
    Stockholder       to Company         Prior to          Shares      After Offering   Offering(1)
                                         Offering        to be Sold
-----------------   ---------------   --------------    -----------   ----------------  -----------
    Ron Fussman       President,     3,521,986(2)(3)(4)    500,000    4,021,986(2)(3)(4)   62.53%
                     Secretary and
                       Director


     (1) Computed on the basis of 4,639,600 shares of Common Stock outstanding as of April 14, 2000.

     (2) Includes 1,100 which are owned of record by Universal Eagle Ltd., a firm under the control of Mr. Fussman by virtue of the fact that he is President of such corporation. Accordingly, Mr. Fussman may be considered to be the beneficial owner of such securities.

     (3) Includes 3,000,000 shares owned by IBDH, LLC, a Delaware limited liability company, over which Mr. Fussman has sole voting power.

     (4) Includes 520,886 shares owned by Royce Investment Group which is controlled by Mr. Fussman and accordingly, Mr. Fussman may be considered to be the beneficial owner of such shares.

     Ron Fussman was President, Secretary, Treasurer and a Director of the Company from March, 1996 until his resignation in April, 1996 and thereafter served as an independent business consultant to the Company until assuming his current positions with the Company in May of 1997. Mr. Fussman also serves as President and control person of Universal Eagle which was founded by him in 1988 for purposes of providing business and financial consulting services.

                             PLAN OF DISTRIBUTION

      The Selling Stockholder may sell shares from time to time in public transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions: ordinary brokers' transactions, transactions involving cross or block trades, purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, "at the market" to or through market makers or into an existing market for the Common Stock, in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), in privately negotiated transactions, or to cover short sales.

      In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate in the resales. The Selling Stockholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The Selling Stockholder also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholder also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

      Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholder in amounts to be negotiated in connection with the sale. The Selling Stockholder and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such
commission,   discount  or   concession   may  be  deemed  to  be   underwriting
compensation.

      Information as to whether underwriters who the Selling Stockholder may select, or any other broker-dealer, is acting as principal or agent for the Selling Stockholder, the compensation to be received by underwriters that the Selling Stockholder may select or by any broker-dealer acting as principal or agent for the Selling Stockholder, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

      We have advised the Selling Stockholder that during such time as he may be engaged in a distribution of the shares he is required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

                                 LEGAL MATTERS

      The validity of the shares of Common Stock offered by this Prospectus has been passed upon for us by, Cohen Tauber Spievack & Wagner LLP, 1350 Avenue of the Americas, New York, New York 10019

                                    EXPERTS

      Our consolidated financial statements and schedules for each of the years in the two-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of Kost Forer & Gabbay, a member of Ernst & Young International, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                 COMMISSION POSITION ON THE INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Security and Exchange Commission (the "Commission") are incorporated by reference herein:

(1) The Registrant's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1998.

(2) All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

(3) All reports and other documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters; all securities then remaining unsold, shall hereby be deemed to be incorporated in and to be a part of this registration statement by reference from the date of filing of such documents. Any statement contained herein or in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

(4) The Registrant hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered upon the written or oral request of any such person, a copy of any or all of the documents that have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Secretary, Hidenet Service Architectures, Inc., 103 Medinat Hayehudim Street, P.O. Box 837, Herzliya, 46733 Israel.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation provides that directors and officers are indemnified to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act (the "NJBCA"). Generally, the NJBCA provides that directors and officers of New Jersey corporations are entitled, under certain circumstances to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or officer if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

         The Registrant's Articles of Incorporation further provides that the personal liability of its directors be limited to the fullest extent permitted by Section 14A:2-7(3) of the NJBCA, which generally provides that its directors shall not be personally liable for damages for breach of duty owed to the Registrant and its shareholders except that such provision shall not relieve a director from liability for breach of duty based upon a breach of such director's duty of loyalty to the Registrant or its shareholders not in good faith or involving a knowing violation of the law or improper personal benefit to the director.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

          4.1  Articles   of   Incorporation   (filed  as  Exhibit  3.1  to  the
               Registrant's Registration Statement on Form S-18 (No. 33-36670) filed on August 30, 1990 and incorporated herein by reference)

          4.2 Bylaws (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-18 (No. 33-36670) filed August 30, 1990 and incorporated herein by reference)

          4.3 Certificate of Amendment to the Certificate of Incorporation of Savin Electronics Ltd. filed March 18, 1996

          4.5  Common Stock Purchase Warrant

          5.1  Opinion of Consent of Cohen Tauber Spievack & Wagner LLP

          23.1 Consent of Consent of Cohen Tauber Spievack & Wagner LLP (included in Exhibit 5.1)

          23.2 Consent of Kost Forer & Gabbay, a member of Ernst & Young International

Item 9.  Undertakings.

(1)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (1) to include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in a periodic report required to be filed by the Registrant or plan pursuant to
               Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

          (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant or plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

          (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the
     Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Herzliya, State of Israel, on April 14, 2000. HIDENET SECURE ARCHITECTURES, INC.

                              By: /s/ Ron Fussman
                                 -------------------------
                                 Ron Fussman, President

                              By: /s/ Avrum Savran
                                 -------------------------
                                 Avrum Savran, Chairman and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on April 14, 2000, by the following persons in the capacities indicated.

SIGNATURE                           TITLE

 /s/ Avrum Savran                   Chairman, Treasurer
------------------
Avrum Savran

 /s/ Ron Fussman                    Director, President, Secretary
------------------
Ron Fussman

                                EXHIBITS INDEX

Exhibit No.                      Description of Exhibit

     4.1 Articles of Incorporation (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-18 (No. 33-36670) filed on August 30, 1990 and incorporated herein by reference)

     4.2  Bylaws  (filed  as  Exhibit  3.2  to  the  Registrant's   Registration
          Statement on Form S-18 (No. 33-36670) filed August 30, 1990 and incorporated herein by reference)

    *4.3 Certificate of Amendment to the Certificate of Incorporation of Savin Electronics Ltd. filed March 18, 1996


    *4.5  Common Stock Purchase Warrant

    *5.1  Opinion of Cohen Tauber Spievack & Wagner LLP

    23.1  Consent of Cohen  Tauber  Spievack & Wagner LLP  (included  in Exhibit
          5.1)


   *23.2  Consent  of  Kost   Forer  &  Gabbay,   a  member  of  Ernst  &  Young
          International


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*Filed herewith


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                                TABLE OF CONTENTS

                                                                           PAGE

RISK FACTORS.................................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3

USE OF PROCEEDS..............................................................4

SELLING STOCKHOLDER..........................................................4

PLAN OF DISTRIBUTION.........................................................5

LEGAL MATTERS................................................................6

EXPERTS......................................................................6

MATERIAL CHANGES.............................................................6

COMMISSION POSITION ON THE INDEMNIFICATION FOR SECURITIES ACT LIABILITIES....6